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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Perceptron, Inc. and Subsidiaries on Form S-3 of our report dated January 31, 1997, except as to note 14 for which the date is February 3, 1997, on our audits of the consolidated financial statements and financial statement schedule of Perceptron, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts".


/s/ COOPERS & LYBRAND, LLP

Detroit, Michigan
March 28, 1997